Exhibit 15.1

September 27, 2017

CA, Inc.

520 Madison Avenue

New York, New York 10022

Re:	Registration Statement on Form S-8 relating to the CA, Inc. 2012 Compensation Plan for Non-Employee Directors to be filed on or about September 27, 2017

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 3, 2017 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933, as amended (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York